CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the inclusion of our report dated May 1, 1998 on our audit of the financial statements and financial highlights of North American Government Bond Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A (No. 33-53598) under the Securities Act of 1933 of North American Government Bond Fund, Inc. We also consent to the references to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/ PRICEWATERHOUSECOOPERS L.L.P.
----------------------------------
PRICEWATERHOUSECOOPERS L.L.P.

250 West Pratt Street
Baltimore, Maryland
July 27, 1998